For release:  IMMEDIATELY
Contact:      Charles M. Johnston, Chief Financial Officer (610) 313-2189


COMMONWEALTH BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR FOURTH QUARTER 1996 AND COMMON STOCK REPURCHASE PROGRAM

VALLEY FORGE, PA, JANUARY 23, 1997 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB), today reported net income of $4.2 million, or $.25 per share of common stock, for the fourth quarter of 1996. Net income was $2.7 million for the fourth quarter of 1995.

For the full year 1996, net income was $9.3 million, or $.72 per share of common stock. Net income was $11.3 million for the full year 1995. The decrease in net income in 1996, compared to 1995, was primarily due to a $4.5 million after-tax charge relating to the recapitalization of the Savings Association Insurance Fund (SAIF) in the third quarter of 1996. Exclusive of this one-time charge, net income would have been $13.9 million, or $1.06 per common share, in 1996.

Earnings per share for current periods are based on the weighted average number of shares outstanding during the applicable period, adjusted to reflect the exchange and issuance of shares involved in the Company's conversion and reorganization, completed in June 1996. Earnings per share for prior periods are not reported because of the lack of comparability to current periods.

The Company also announced today that the Board of Directors authorized the repurchase of up to .9 million shares, or approximately 5%, of its common stock. This repurchase program, which was recently approved by the Office of Thrift Supervision, is in addition to the recently completed repurchase of .4 million shares of common stock to fund the Recognition and Retention Plan. Repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "The past year was one of outstanding progress for Commonwealth. The Company experienced significant growth and, exclusive of the one-time charge to recapitalize the SAIF, achieved record earnings in its third year of public ownership." Mr. Meacham added, "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect its long-term business and earnings prospects. Commonwealth's strong capital position provides the financial flexibility which allows it to demonstrate confidence in its future prospects."

Commonwealth's 1996 earnings reflected $3.2 million in non-cash expenses (after tax) relating to the amortization of goodwill and core deposit intangibles acquired in various acquisitions and accounted for under the purchase method of accounting. This compared to $1.4 million of such expenses in 1995. Management believes that this is important because it indicates that "cash" earnings are significantly higher than "reported" earnings.

In 1996, Commonwealth completed its conversion and reorganization from the mutual holding company form of ownership to its current public stock holding company form. The first step in that process was completed in 1994 with the initial public offering of approximately 45% of the shares of common stock of the Bank. The second step occurred in June 1996 with the completion of a public offering of shares representing the remaining portion of the Bank's common stock. As part of the second transaction, shares outstanding from the original offering were each exchanged for 2.0775 shares of Commonwealth Bancorp, Inc. The second offering generated net proceeds to Commonwealth of $88.8 million and resulted in a total of 18.0 million shares of common stock outstanding at that time.

Net interest income was $17.6 million in the fourth quarter of 1996, an increase of 50% compared to $11.8 million in the fourth quarter of 1995. For the full year 1996, net interest income increased by 28%, to $61.0 million, versus $47.5 million in 1995. The increases were primarily attributable to sharply higher interest-earning asset levels.

Average interest-earning assets were $2.0 billion and $1.7 billion, respectively, in the fourth quarter and full year 1996. This compared to $1.4 billion and $1.2 billion in the fourth quarter and full year 1995, respectively. The increases were due primarily to the acquisition of 12 former Meridian branches and to the leveraging of the capital raised by Commonwealth in its conversion and reorganization completed in June 1996.

The net interest margin was 3.59% in the fourth quarter of 1996, up slightly from 3.45% in the fourth quarter of 1995. The increase was primarily attributable to a .11% improvement in the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities (net interest spread). The improvement in the fourth quarter net interest spread was primarily due to a higher average spread on the Company's mortgage-backed securities portfolio. An increase in the favorable effect relating to interest free funds accounted for the remaining .03% improvement in the fourth quarter net interest margin.

For the full year 1996, the net interest margin was 3.54%, compared to 3.80% in 1995. The decrease was attributable to a .25% decrease in the net interest spread and a .01% decrease in the favorable effect relating to interest free funds. The decrease in the full year net interest spread was primarily attributable to a lower average spread on the Company's residential mortgage loan portfolio, which, in part, was due to a less favorable interest rate environment in 1996.

Noninterest income totalled $4.5 million in the fourth quarter of 1996, compared to $3.9 million in the fourth quarter of 1995. The increase reflected a $.7 million increase in deposit fees primarily relating to the Meridian branch acquisition, growth in supermarket branches and expansion of Commonwealth's business banking activities. Also contributing to the increase in noninterest income in the fourth quarter of 1996 was the $.5 million favorable effect relating to the sale of a branch property and the reversal of a contingent liability. These favorable effects were offset, in part, by a $.5 million reduction in the net gain on sales of mortgage loans.

Noninterest income was $15.7 million for the full year 1996, compared to $12.8 million in 1995. The increase was attributable, in part, to a $1.5 million increase in deposit fees. The increase in full year deposit fees was attributable to the same factors responsible for the increase in fourth quarter deposit fees. The net gain on sales of mortgage loans increased by $1.1 million, primarily as a result of the capitalization of mortgage servicing rights relating to the January 1, 1996 implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights". Other income for the twelve months ended December 31, 1996 increased by $1.7 million, as compared to the same period in 1995, primarily due to a favorable litigation settlement, the sale of a branch property and the reversal of a contingent liability. The foregoing increases in noninterest income more than offset a $1.1 million decrease in gain on sales of foreclosed real estate and the $.5 million gain relating to the sale of two branch properties during 1995.

Noninterest expense was $15.6 million in the fourth quarter of 1996, compared to $11.2 million in the fourth quarter of 1995. The increase was primarily attributable to higher expenses relating to the Meridian branch acquisition, as well as expenses related to growth in supermarket branches and expansion of business banking activities. In addition, Commonwealth recorded a one-time nonrecurring charge of $.3 million in the fourth quarter of 1996, relating to a previously announced management reorganization.

Noninterest expense was $61.9 million for the full year 1996, compared to $42.3 million for the full year 1995. The increase was due, in part, to a $7.1 million increase in FDIC premiums, $6.8 million of which represented a one-time charge to recapitalize the SAIF. Higher expenses relating to the Meridian branch acquisition, growth in supermarket branches and expansion of business banking activities also contributed to the increase in noninterest expense in 1996. During 1996, Commonwealth also recorded approximately $.8 million in one-time expenses associated with the Meridian branch acquisition, and a one-time charge of $.3 million, related to a previously announced management reorganization.

Provision for credit losses totalled $.3 million and $.6 million in the fourth quarter and full year 1996, respectively. This was essentially unchanged from the $.3 million and $.6 million recorded in the fourth quarter and full year 1995. At December 31, 1996, the allowance for credit losses totalled $10.0 million, or .89% of loans. The allowance for credit losses was $7.5 million, or
 .93% of loans at year end 1995. The increase in the allowance for credit losses in 1996 was primarily due to $2.4 million in allowance acquired in the Meridian branch acquisition.

Net credit losses totalled $.4 million, or .13% of average loans in the fourth quarter of 1996. This compared to $.3 million, or .18% of average loans in the fourth quarter of 1995. For the full year 1996, net credit losses totalled $.5 million, or .05% of average loans, compared to $.4 million, or .06%, in 1995.

Nonperforming assets totalled $9.1 million, or .43% of assets at December 31, 1996, compared to $7.4 million, or .51%, at December 31, 1995.

The Bank's core capital ratio was 6.6% at December 31, 1996. This compared to 8.2% at December 31, 1995. The decrease was primarily attributable to the increase in intangibles related to the Meridian branch purchase. In 1996, the Board of Directors authorized the repurchase of .4 million shares to fund the 1996 Recognition and Retention Plan. Of that amount, .1 million shares were repurchased in December 1996 and .3 million were repurchased in January 1997.

Commonwealth Bancorp, Inc., with consolidated assets in excess of $2.1 billion, is the holding company for Commonwealth Bank, which has branches throughout southeastern Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, New Jersey and Rhode Island.

Detailed supplemental information follows.

                  COMMONWEALTH BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                     December 31
                                                                     -----------
                                                                   1996        1995
                                                                ----------  ----------
ASSETS:                                                        (Unaudited)
Cash and due from banks                                         $   39,268  $   31,994
Interest-bearing deposits                                           15,111       7,637
Short-term investments available for sale                            5,723      10,546
Mortgage loans held for sale                                        17,335      26,001
Investment securities
     Securities available for sale (cost of $53,815 and
          $46,364, respectively), at market value                   53,935      46,896
Mortgage-backed securities
     Securities held to maturity (market value of $239,447
          and $254,352, respectively), at cost                     237,743     251,330
     Securities available for sale (cost of $511,833 and
          $208,464, respectively), at market value                 514,964     212,023
Loans receivable, net                                            1,113,114     796,735
Accrued interest receivable, net                                    13,339       9,060
FHLB stock, at cost                                                 11,159       8,912
Premises and equipment, net                                         25,369      20,687
Intangible assets                                                   51,220      17,279
Mortgage servicing rights                                            7,677       6,855
Other assets, including net deferred taxes of $2,274
     and $1,579, respectively                                       14,004       9,745
                                                                ----------  ----------
          Total assets                                          $2,119,961  $1,455,700
                                                                ==========  ==========
Liabilities:
Deposits                                                        $1,491,450  $1,076,549
Notes payable and other borrowings:
     Secured notes due to Federal Home Loan Bank
          of Pittsburgh                                            175,000     120,614
     Securities sold under agreements to repurchase                176,674      81,112
     Other borrowings                                                    0       1,554
Advances from borrowers for taxes and insurance                     23,883      25,797
Accrued interest payable, accrued expenses and
     other liabilities                                              21,030      13,038
                                                                ----------  ----------
          Total liabilities                                      1,888,037   1,318,664

Shareholders' Equity:
Preferred stock, $0.10 par value; 5,000,000 shares
     authorized; none issued                                            --          --
Common stock, $0.10 par value; 30,000,000 and 20,000,000
     shares authorized; 17,953,613 and 8,628,884 issued
     at December 31, 1996 and December 31, 1995, respectively        1,795         863
Additional paid-in capital                                         132,931      36,686
Retained earnings                                                  105,577      99,165
Unearned stock benefit plan compensation                           (10,510)     (2,337)
Unrealized gain on marketable securities, net                        2,131       2,659
                                                                ----------  ----------
          Total shareholders' equity                               231,924     137,036
                                                                ----------  ----------
          Total liabilities and shareholders' equity            $2,119,961  $1,455,700
                                                                ==========  ==========

                  COMMONWEALTH BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except share amounts)



                                                          For the Three Months         For the Year
                                                           Ended December 31,       Ended December 31,
                                                             1996         1995        1996        1995
                                                          ----------    --------   ----------    -------
                                                         (Unaudited)              (Unaudited)
Interest income:
     Interest on loans                                    $   21,699     $16,307   $   75,602    $58,004
     Interest on investment securities                           892         789        3,386      3,754
     Interest and dividends on deposits and money                589         518        2,847      1,808
       market investments
     Interest on mortgage-backed securities                   13,393       8,105       45,471     33,587
                                                          ----------     -------   ----------    -------
          Total interest income                               36,573      25,719      127,306     97,153
                                                          ----------     -------   ----------    -------
Interest expense:
     Interest on deposits                                     14,094      10,725       49,358     35,753
     Interest on notes payable and other borrowings            4,844       3,211       16,994     13,938
                                                          ----------     -------   ----------    -------
          Total interest expense                              18,938      13,936       66,352     49,691
                                                          ----------     -------   ----------    -------
          Net interest income                                 17,635      11,783       60,954     47,462
Provision for loan losses                                        300         340          601        578
                                                          ----------     -------   ----------    -------
          Net interest income after provision for
          loan losses                                         17,335      11,443       60,353     46,884
Noninterest income:
     Deposit fees and related income                           1,747       1,030        5,414      3,877
     Servicing fees                                            1,205       1,393        5,155      5,531
     Net gain on sales of mortgage loans                         571       1,114        2,056        939
     Net (loss) gain on sales of foreclosed real estate          (41)          2         (245)       862
     Other                                                     1,059         377        3,293      1,550
                                                          ----------     -------   ----------    -------
          Total noninterest income                             4,541       3,916       15,673     12,759
                                                          ----------     -------   ----------    -------
Noninterest expense:
     Compensation and employee benefits                        6,966       5,082       25,584     20,484
     Occupancy and office operations                           2,612       2,066        8,891      7,474
     FDIC premium                                                523         617        9,239      2,174
     Advertising and promotion                                   520         233        1,816      1,423
     Amortization of intangible assets                         1,682         547        4,542      1,598
     Other                                                     3,317       2,684       11,835      9,111
                                                          ----------     -------   ----------    -------
          Total noninterest expense                           15,620      11,229       61,907     42,264
                                                          ----------     -------   ----------    -------
          Income before income taxes                           6,256       4,130       14,119     17,379
Income tax provision                                           2,046       1,476        4,781      6,124
                                                          ----------     -------   ----------    -------
Net income                                                $    4,210     $ 2,654   $    9,338    $11,255
                                                          ==========     =======   ==========    =======
Weighted-average number of shares outstanding             17,149,120         N/A   13,033,566        N/A
                                                          ==========     =======   ==========    =======
Earnings per share(1)                                     $      .25         N/A   $      .72        N/A
                                                          ==========     =======   ==========    =======

(1) Per share information for the prior period is not comparable as the Company did not complete its stock offering June 14, 1996.

                           COMMONWEALTH BANCORP, INC.
                         Selected Financial Highlights
                 (Dollars in thousands, except per share data)


                                                For the Quarter Ended
                                        -------------------------------------
BALANCE SHEET DATA:                     December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Average Loans                                   $1,071,231           $754,238
Average Assets                                   2,108,576          1,444,527
Average Deposits                                 1,491,894          1,077,479
Average Shareholders' Equity                       228,717            132,063
                                                 For the Year Ended
                                        -------------------------------------
                                        December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Average Loans                                     $932,200           $654,195
Average Assets                                   1,847,445          1,329,769
Average Deposits                                 1,322,844            953,791
Average Shareholders' Equity                       187,838            125,748
                                                        As of
                                        -------------------------------------
                                        December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Book Value Per Share Based on
     Total Outstanding Shares                       $12.92             $15.88
Tangible Book Value Per Share Based on
     Total Outstanding Shares                        10.07              13.88
Total Non-performing Loans                           8,058              6,193
Non-performing Assets                                9,148              7,365
                                                For the Quarter Ended
                                        -------------------------------------
OPERATING DATA:                         December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Annualized Return on Assets                          0.79%              0.73%
Annualized Return on Equity                          7.32%              7.97%
ComNet Mortgage Originations                       $94,009           $131,454
Net Income Per Share (1)                              0.25                N/A
                                                 For the Year Ended
                                        -------------------------------------
                                        December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Annualized Return on Assets                          0.51%              0.85%
Annualized Return on Equity                          4.97%              8.95%
ComNet Mortgage Originations                      $465,317           $496,310
Net Income Per Share (1)                              0.72                N/A
                                                        As of
                                        -------------------------------------
CAPITAL RATIOS:                         December 31, 1996   December 31, 1995
                                           (Unaudited)
                                        -------------------------------------
Core Capital                                          6.6%               8.2%
Risk Based Capital                                   14.2%              19.1%

(1) Per share information for the prior period is not comparable as the Company did not complete its stock offering until June 14, 1996.